Exhibit 10.1

AGREEMENT

This voluntary agreement concerning my separation of employment from Allison Transmission, Inc., and related releases and covenants (“Agreement”) is entered into between Allison Transmission, Inc. (“Allison”) and Michael A. Dick (“I” “me” or “my”), wherein the parties agree as follows:

1. Definition. Throughout this Agreement, the term “Allison” used alone, shall encompass the following: (a) Allison Transmission, Inc. and any subsidiary, parent company, including Allison Transmission Holdings, Inc., affiliated entity, related entity or division thereof, affiliate or shareholder; and (b) any current or former officer, director, trustee, agent, employee, representative, insurer, or employee benefit or welfare program or plan (including the administrators, trustees, fiduciaries, and insurers of such program or plan) of an entity referenced in or encompassed by subparagraph 1(a).

2. Employment. My last day of employment, and effective date of my retirement, shall be March 11, 2022 (the “Separation Date”). Because I am receiving benefits under this Agreement, I acknowledge and agree that I will not apply for reemployment with Allison.

3. Consideration. In exchange for me executing (and not revoking) this Agreement and complying with the other covenants contained herein (including continued employment through the Separation Date), I shall receive the following payments and benefits:

(a)	Equity Awards.

(i)

A pro-rata portion of the unvested equity or equity-based awards granted to me in 2020 under any equity compensation plans of Allison that vest based solely on the passage of time that are held by me as of the Separation Date (collectively, the “Time-Based Equity Awards”) shall immediately vest on the Separation Date, which pro-rata vesting shall be determined by multiplying (i) the number of shares subject to the Time-Based Equity Award that were scheduled to vest on the next scheduled vesting date following my Separation Date by (ii) a fraction, the numerator of which is the number of months from the applicable vesting commencement date of such Time-Based Equity Award through the Separation Date (rounded up), and the denominator of which is the number of months from the applicable vesting commencement date of the Time-Based Equity Award through the final vesting date of the Time-Based Equity Award set forth in the applicable award agreement. The “vesting commencement date” shall be the grant date of the applicable Time-Based Equity Award unless stated otherwise in the applicable award agreement.

(ii)

A pro-rata portion of the unvested equity or equity-based awards granted under any equity compensation plans of Allison that vest in whole or in part based on the attainment of performance-vesting conditions that are held by me as of the Separation Date (the “Performance-Based Equity Awards”) shall remain eligible to vest following the Separation Date subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement, which pro-rata number of shares shall be determined by multiplying (i) the target number of shares subject to the Performance-Based Equity Award by (ii) a fraction, the numerator of which is the number of months from the first day of the performance period applicable to the Performance-Based Equity Award through the Separation Date (rounded up), and (ii) the denominator of which is the number of months in the performance period applicable to the Performance-Based Equity Award. The Performance-Based Equity Awards shall be settled in accordance with the terms of the applicable award agreement as soon as administratively practicable following the end of the applicable performance period, and, in any event, no later than March 15th of the calendar year following the calendar year in which such performance period ends.

(iii)

Subject to Section 3(b), all Time-Based Equity Awards and Performance-Based Equity Awards that do not vest on, or remain eligible to vest following, the Separation Date in accordance with Section 3(a) shall be forfeited immediately on the Separation Date.

(b)

Option Exercise Period. With respect to those vested options (after giving effect to Section 3(a) above) held by me as of the Separation Date, I will have until the earlier of the expiration date of such vested options or thirty-six (36) months from my Separation Date to exercise such vested options, subject in all events to earlier termination in connection with a corporate transaction or event in accordance with the terms of the applicable Allison equity plan.

(c)

iComp Payment. An iComp payment for calendar year 2021 will be paid according to Allison’s policies. A pro-rated iComp payment for the year in which my Separation Date occurs, to be paid when iComp payments for that year are normally paid and, in any event, no later than March 15th of the calendar year following the calendar year in which the Separation Date occurs. I understand and agree that this iComp payment will be based on the iComp formula, company performance, my target bonus percentage at the time of my Separation Date, Allison’s normal iComp policies and practices and Allison’s discretion exercised thereunder. I also understand that Allison may, at its sole discretion, choose not to fund an iComp plan or exercise discretion in funding an iComp plan, and I will not receive an iComp payment if the plan is not funded or my payment may be modified if Allison exercises its discretion in funding an iComp plan or determining specific iComp payments.

(d)	Paid Time Off. Any payment for unused paid time off which I may be due under the terms of Allison’s paid time off policy.

I acknowledge and agree that the payments and benefits provided to me by Allison under this Section 3 reflect consideration to be provided to me over and above anything of value to which I am already entitled.

Any payment or benefit provided to me under this Section 3 shall be subject to all appropriate taxes, deductions and withholdings. In accelerating the vesting of equity as specified in this Agreement, Allison makes no representation as to the tax consequences or liability arising from this action including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended. Moreover, the parties understand and agree that my tax consequences and/or liability arising from such payments shall be my sole responsibility. To this extent, I acknowledge and agree that I will pay any and all income tax which may be determined to be due by me in connection with the actions described in this Section 3. I also agree to indemnify Allison for any and all tax liability (including, but not limited to, fines, penalties, interest, and costs and expenses, including attorneys’ fees) incurred by me arising from or relating to the payments described in this Section 3 and/or imposed on Allison by the Internal Revenue Service or any other taxing agency or tribunal as a result of my failure to timely pay taxes.

4. My Continued Support. I agree that, during my employment with Allison and following the Separation Date, I will: (a) lend my full support to and assist with the transition of my duties and any associated restructuring of the business; (b) cooperate and make myself reasonably available to Allison personnel in the event my assistance is needed to locate, understand, or clarify work previously performed by me or to assist with other work-related issues relating to my employment; (c) cooperate, assist, and make myself reasonably available to Allison personnel or Allison agents on an as-needed basis in order to respond to, defend, or address any issues or claims deemed important to Allison or to respond to, defend, or address any complaint or claim filed, or any issue raised, by any person or entity who has sued Allison or that does business with Allison or is associated with Allison in any way; and (d) provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or court testimony if requested by Allison. Allison will strive to keep the need for assistance after my Separation Date to a minimum, and will reimburse me for reasonable out-of-pocket expenses incurred as a result of my assistance, unless such remuneration would be inappropriate or otherwise prohibited under existing law.

5. Non-Disparagement and Public Service. I agree that: (a) I will not serve on, consult, or advise, any technology board, company board, committee or forum that is in any way related to the industries that Allison serves, or in which Allison’s business, technology or products are used, discussed or disclosed, unless approved in writing by Allison; (b) I will not make any statements or representations that disparage, demean, or impugn Allison, including its technology and products, including without limitation any statements impugning the personal or professional character of any director, officer, or employee of Allison, or encourage or assist others to make any such statements or representations; (c) I will not or participate in public speeches or forums (including forums in which I may make anonymous or pseudonymous statements) that disparage, demean, or impugn Allison, its personnel, or its technology and products; (d) I will not take any position in any venue or format that is contrary to Allison’s claims and position concerning its technology and products, and I will support Allison’s claims and position on its technology and products if asked and choose to respond; and (e) I will not directly or indirectly seek to cause any person or organization to discontinue or limit their current relationship with Allison. I agree that the terms and requirements in this Section 5 are reasonably necessary to protect the legitimate business interests of Allison.

6. Use and Disclosure of Allison Confidential Information. I agree that I will not use or disclose confidential, sensitive, or proprietary information concerning Allison obtained by me during my employment, or as a result of my position, with Allison. For purposes of this Agreement, “confidential information” includes, without limitation, all materials and information (whether written or not) about Allison’s current or former employees (including their compensation, benefits, or other personnel or personal information), contracts, business plans, customers, suppliers, products, services, pricing, promotions, processes, research, finances, purchasing, sales, marketing, accounting, costs, improvements, discoveries, technology, software, business methods, formulae, inventions, quality, internal communications, production, output, profit margins, and/or any other aspect of Allison’s business or operations which are not generally known by the public at large and/or which provide Allison with a competitive advantage. The commitments in this paragraph are in addition to and shall not void or detract from my commitments in any other confidentiality agreements I have executed with Allison.

7. Limited Non-Competition and Non-Solicitation. As Senior Vice President, Operations and Purchasing, I have broad knowledge of sensitive competitive information concerning Allison’s entire business. From the date this Agreement is signed through the date that is eighteen months following my Separation Date, I shall not:

(a)	Anywhere in the world where Allison sales or operates;

(b)

Directly or indirectly own (excluding securities held in a mutual fund and any holdings of less than 2% of the total issue), manage, finance, operate, control or participate in ownership, management, or operation of, be on the board of, or act in a competitive capacity as an agent or consultant of, or be employed in a competitive capacity with, any entity or business:

(i)	engaged in the design, manufacture, sale or service of medium or heavy duty commercial or military transmissions of any type;

(ii)	that purchases transmissions from or builds vehicles using transmissions manufactured by any business described in (i) above; or

(iii)	that supplies parts, materials or services to any business described in (i) above.

(c)	Assist in the research and development of products or services:

(i)	where such research and development would be aided by the trade secret, confidential and/or proprietary information learned in the course of my employment with Allison; or

(ii)	which compete with Allison products and services.

(d)	I further agree that I will not in a competitive capacity, on behalf of any person or entity other than Allison directly or indirectly:

(i)

solicit, divert (or attempt to solicit or divert) or accept business from any customer of Allison with whom I have had contact (either directly or indirectly) or over which I was responsible during the last two years of my employment, or about whom I obtained trade secret, confidential and/or proprietary information; or

(ii)

solicit, divert (or attempt to solicit or divert) or accept business from any identified prospective customer of Allison with whom I have had contact (either directly or indirectly) or over which I was responsible during my last year of employment, or about whom I obtained trade secret, confidential and/or proprietary information.

(e)

I also agree that I will not directly or indirectly encourage, solicit, induce, or attempt to encourage, solicit or induce any employee, agent or representative of Allison to leave his/her employment (or terminate his/her relationship) with Allison (or devote less than full time efforts to that business), and I will not directly or indirectly hire or attempt to hire, for any competitive or other position with any competitor or other business, any person who is an employee, agent or representative of Allison (or who has been an employee, agent or representative of Allison at any time within the preceding 180 days).

8. Company and Personal Property. I affirm that, on or before my Separation Date, I will return all items requested by Allison, which may include, but are not limited to, my identification badge and any other access cards, company equipment, documents, memoranda, records, files, notes, usb drives and other storage media, portable hard drives, credit cards, keys, computers, and any other matter or materials (from whatever source, including information electronically stored) that is the property of, or that was purchased or provided by, Allison, including any copies of the foregoing. I agree not to remove any Allison documents, information or property from Allison, or retain any duplicates, copies or excerpts thereof, and shall immediately return any such material in the event I discover I am in possession of such material.

9. Inventions. I acknowledge that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to Allison’s actual or anticipated business, research and development for existing or future products or services and which are conceived, developed, contributed to, made or reduced to practice by me (either solely or jointly with others) while employed by Allison (“Work Product”) belongs to Allison and I hereby assign, and agree to assign, all Work Product to Allison. I further agree to perform all acts necessary or desirable by Allison to permit and assist Allison in obtaining and enforcing patents, copyrights, trade secrets or other intellectual property rights with respect to such inventions or Work Product in any and all countries. I further irrevocably designate and appoint Allison and its duly authorized officers and agents as my agent and attorney-in-fact to act for me and in my name and stead, to execute and file any applications or related filings and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights or other intellectual property rights with respect to any inventions or Work Product with the same legal force and effect as if executed by me.

10. Confidentiality. To the extent this Agreement is not publicly available, I agree to keep the terms of this Agreement and the fact of its existence confidential and will not disclose any information concerning it to anyone except my immediate family, tax advisor, legal counsel, or anyone required by law to know the contents of the Agreement, provided that I inform any of these specified persons that I am bound by a confidentiality covenant and that the person is not to disclose any information concerning the Agreement.

11. Whistleblower Protections; Trade Secrets. Nothing in this Agreement or any other prior agreement between me and Allison (together, the “Subject Documents”) prevents me from reporting possible violations of law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in any Subject Document: (a) I shall not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if I file a lawsuit for retaliation Allison for reporting a suspected violation of law, I may disclose the trade secret to my attorney, and may use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

12. General Release and Waiver. I (for me, my agents, assigns, heirs, executors, and administrators) release and discharge Allison from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date I execute this Agreement, and waive all claims against Allison, including but not limited to all claims relating to, arising out of, or in any way connected with my interactions with Allison and/or my employment with Allison, the cessation of employment, or the compensation or benefits payable in connection with that employment or the cessation of that employment, including (without limitation) any claim, demand, action, or cause of action, including claims for attorneys’ fees, based on but not limited to: (a) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; (b) The Americans With Disabilities Act, as amended, 42 U.S.C. § 12101, et seq.; (c) The Equal Pay Act, as amended, 29 U.S.C. § 206, et seq.; (d) The Lilly Ledbetter Fair Pay Act of 2009; (e) The Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.; (f) the National Labor Relations Act, 29 U.S.C. § 151, et seq.; (g) The Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; (h) The Fair Credit Reporting Act, as amended, 15 U.S.C. § 1681 et seq.; (i) The Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; (j) The Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.; (k) any agreement, representation, promise, understanding, policy, practice, or potential entitlement (regardless of the source); (l) past or future wages, severance, compensation, vacation pay, benefits, bonuses, commissions, fringe benefits, or other forms of consideration, payment, or remuneration, except for claims to enforce payment of those sums explicitly identified in Section 3 or for payment of those sums earned and unpaid as of the Separation Date; (m) The Indiana Civil Rights Law, Ind. Code 22-9-1, et seq.; and (n) any wage and hour and wage payments laws and regulations of the state or states in which I have provided service to Allison including, without limitation, The Indiana Wage Payment and Wage Claims Acts, Ind. Code 22-2-5-2, 22-2-2-4, 22-2-5-9, 22-2-9-1, et seq. I further agree to release and discharge Allison and waive all claims related to any other federal, state, or local law, whether arising or emanating from statute, executive order, regulation, code, common law, or other source, including, but not limited to, all actions sounding in tort, contract, and/or any doctrine of good faith and fair dealing. I also confirm that there are currently no claims against Allison for unpaid benefits, wages, or other payments (other than possible retirement or pension benefits, the eligibility and payment of which are governed by the applicable plans, and the deferred compensation benefits for which I may be eligible). Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver of any benefit entitlements, including retirement or pension benefits, that are vested as of the Separation Date, the eligibility and entitlement to which shall be governed by the terms of the applicable employee benefit plan of Allison. This Agreement also does not operate as a waiver of, or otherwise affect, any vested benefits I may have pursuant to Allison’s deferred compensation plan. Moreover, nothing in this section or Agreement shall be interpreted to waive or extinguish any rights which, by express and unequivocal terms of law, may not under any circumstances be waived or extinguished, including, but not limited to, my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against Allison (with the understanding that my release of claims herein bars me from recovering such monetary relief from Allison), or prevent me from seeking unemployment benefits pursuant to applicable law.

13. Covenant Not to Sue. I agree that I will never sue or file a lawsuit or administrative claim against Allison including, without limitation, any lawsuit concerning or in any way related to my employment with Allison, the termination of that employment, the compensation or benefits payable in connection with my employment, or any other interaction or relationship with Allison, and that no such suit is currently pending. Should I violate any aspect of this section, I agree that any suit shall be null and void, and must be summarily dismissed or withdrawn. I also agree that if a claim or charge of any kind should be raised, brought, or filed in my name or on my behalf, I waive any right to, and agree not to take, any resulting award. This section and this Agreement shall not operate to waive or bar any claim which, by express and unequivocal terms of law, may not under any circumstances be waived or barred. This Paragraph also shall not preclude me from enforcing the terms of this Agreement or enforcing any rights I may have pursuant to any benefit entitlements, including any pension, deferred compensation or retirement benefits, that are vested as of the Separation Date.

14. ADEA Waiver. I understand and acknowledge that I am waiving and releasing any rights I may have under the ADEA, and that this waiver and release is knowing and voluntary. I understand and agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as defined below). I understand and acknowledge that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further understand and acknowledge that I have been advised by this writing that: (a) I should consult with an attorney prior to executing this release; (b) I have 21 days within which to consider this release, and the parties agree that such time period to review this release shall not be extended upon any material or immaterial changes to this Agreement; (c) I have 7 days following my execution of this release to revoke this release pursuant to written notice to Allison in accordance with Section 21 below; (d) this release shall not be effective until after the revocation period has expired; and (e) nothing in this release prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event I sign this Agreement and return it to the Allison in less than the 21 day period identified above, I hereby acknowledge that I have freely and voluntarily chosen to waive the time period allotted for considering this release.

15. Early Termination of My Employment. Nothing in this Agreement is intended to alter my existing at-will employment relationship, meaning that the employment relationship can be terminated by me or Allison prior to the Separation Date for any or no reason, with or without notice. If, prior to the Separation Date, I terminate my employment for any reason, or Allison terminates my employment for Cause, I will forfeit the benefits provided in Section 3 of this Agreement, except $5,000 of any iComp payment I may be due, which shall constitute consideration for my commitments in this Agreement. “Cause” means (i) my intentional act of fraud, embezzlement, theft or any other material violation of law; (ii) breach of my obligations under this Agreement or the willful and continued failure to substantially perform my duties for Allison (other than as a result of incapacity due to physical or mental illness); or (iii) willful conduct by me that is demonstrably and materially injurious to Allison, monetarily or otherwise. Failure to meet performance standards or objectives, by itself, does not constitute “Cause”.

16. Severability. The parties expressly agree that the terms of this Agreement are reasonable and enforceable. Moreover, the provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. In the unlikely event that a court of competent jurisdiction determines that any of the terms, provisions, or covenants contained in this Agreement are unreasonable or unenforceable, the court shall limit the application of such term, provision, or covenant, or modify any such term, provision, or covenant, and proceed to enforce the Agreement as so limited or modified, to the maximum extent permitted by law.

17. Applicable Law and Venue. This Agreement shall be interpreted, enforced, and governed under the laws of Indiana. Any action arising from or related to this Agreement shall be litigated exclusively in a state or federal court located in Marion County, Indiana and I waive any defenses to this jurisdiction and venue.

18. Conditions and Remedies. Should I ever breach any provision or obligation under this Agreement, the parties agree that the range of remedies includes, but is not limited to the following:

(a)	I shall forego and no longer be entitled to the payments and benefits set forth in Section 3.

(b)	I shall pay Allison’s defense costs, expenses, and reasonable attorneys’ fees if a court of competent jurisdiction finds that I have breached this Agreement.

(c)

If a court of competent jurisdiction finds that I have breached this Agreement, I shall reimburse Allison via certified check for the value of anything provided by Allison pursuant to Section 3, save $1000. In the event this reimbursement provision is triggered, I agree that the remaining provisions of the Agreement shall remain in full force and effect.

(d)

A violation of this Agreement would cause irreparable harm to Allison but in an amount incapable of precise determination. Should I violate this Agreement, Allison shall be entitled to injunctive relief in addition to any other available remedy or form of legal and equitable relief.

Nothing in this section is intended to limit or restrict any other rights or remedies Allison may have by virtue of this Agreement or otherwise.

19. Application. This Agreement shall apply to me, as well as to my heirs, executors, administrators, assigns, and successors. This Agreement also shall apply to, and inure to the benefit of, Allison, the predecessors, successors, and assigns of Allison, and each past, present, or future employee, agent, representative, officer, or director of Allison.

20. Disclaimer of Liability. This Agreement shall not be construed as an admission of liability or wrong-doing by either party but is entered into in an effort to provide me with a severance package and organize an orderly transition of my duties.

21. Effective Date. This Agreement may only be accepted during the 21-day period after I receive this Agreement. In the event I sign this Agreement within the twenty-one (21) days following receipt, I shall have an additional seven (7) days to revoke the Agreement (with any revocation needing to be mailed, e-mailed or faxed to the attention of General Counsel, Legal Department, One Allison Way, Indianapolis, Indiana 46222 (e-mail: eric.scroggins@allisontransmission.com and preston.ray@allisontransmission.com; fax: 317-242-5759)). This Agreement shall not become effective, and none of the benefits set forth in this Agreement will become due, until after the Effective Date of this Agreement (the “Effective Date” being the first day after the seven (7)-day revocation period has expired without revocation being exercised).

22. Complete Agreement. This Agreement sets forth the complete agreement between the parties relating to any and all payments or obligations owed or potentially owed to me by Allison and to the other subjects identified herein. I acknowledge and agree that, in executing this Agreement, I do not rely upon and have not relied upon any representations or statements not set forth herein made by Allison with regard to the subject matter, basis, or effect of this Agreement, the benefits to which I am or may be entitled, or any other matter. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall limit, supersede, nullify, or affect any other duty or responsibility I may have or owe to Allison by virtue of any separate agreement or obligation.

23. Reaffirmation Of Release and My Other Covenants Upon Separation. Notwithstanding any other provision of this Agreement, receipt of the payments or benefits pursuant to Section 3 are conditioned upon me first signing the attached Reaffirmation of Release and Other Covenants clause (the “Reaffirmation Clause”) and the passage of the “Reaffirmation Effective Date,” as defined in the Reaffirmation Clause.

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Knowledge and Understanding

I acknowledge that: (a) I received this Agreement on January 26, 2022; (b) I have been and hereby am advised to consult with an attorney prior to executing this Agreement and I have been given a reasonable amount of time within which to consult with an attorney; (c) I have been given a period of twenty-one (21) days within which to consider this Agreement; (d) I have availed myself of all opportunities I deemed necessary to make a knowing, voluntary, and fully informed decision; (e) I have signed this Agreement free of duress or coercion; and (f) I am fully aware of my rights, and have carefully read and fully understand all provisions of this Agreement before signing.

AGREED TO BY:

Allison

/s/ Michael A. Dick	/s/ Eric C. Scroggins
Signature	Signature

Michael A. Dick	Eric C. Scroggins
Printed Name	Printed Name

January 26, 2022	January 26, 2022
Dated:	Dated:

REAFFIRMATION OF RELEASE & OTHER COVENANTS

I agree that in partial consideration for receipt of the benefits described in Section 3 of the Agreement to which this Reaffirmation of Release & Other Covenants (“Reaffirmation Clause”) is attached, I – as of the date on which I sign this Reaffirmation Clause — reaffirm and recommit to my covenants, promises, and obligations under the Agreement above as if fully and independently restated herein. I also:

(a)

Agree that I have again been (and am hereby) advised to consult with an attorney prior to executing this Reaffirmation Clause, that I have been given a period of twenty-one (21) days within which to consider this Reaffirmation Clause (including all which it entails and encompasses);

(b)

Agree that this Reaffirmation Clause may only be signed during the twenty-one (21) day period after my Separation Date. In the event I sign the Reaffirmation Clause within the prescribed twenty-one (21) day period, I shall have an additional seven (7) days after signature to revoke it, with any revocation needing to be delivered according to Section 21 of the Agreement. Accordingly, the benefits provided as consideration for this Reaffirmation Clause shall not become due or payable until after the Reaffirmation Effective Date (with “Reaffirmation Effective Date” defined to mean the first day after the 7-day revocation period has expired without revocation being exercised).

REAFFIRMATION CLAUSE AGREED TO BY:

Allison

Signature	Signature

Printed Name	Printed Name

Dated:	Dated: